Exhibit 99

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT  06506-0901
203.499.2812 Fax:  203.499.3626



NEWS RELEASE
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February 18, 2004              Analyst Contact: Susan Allen       203-499-2409
                               Media Contact:   Anita Steeves     203-499-2901
                                                After Hours:      203-499-2812


          The Connecticut DPUC Issues Final Decision On The United
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                   Illuminating Company's Pension Issue
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         (NYSE:UIL) The Connecticut Department of Public Utility Control
(DPUC)issued its final decision today in response to The United Illuminating Company's (UI) proposed settlement agreement with the Prosecutorial Division of the DPUC on UI's request for recovery of increased pension and related expenses.

          Today's decision modifies the proposed settlement by reducing the proposed relief to UI from $10.5 million to $5.2 million on an annualized basis and increases from 75% to 100% customers' share of earnings in excess of UI's authorized return on equity of 10.45%. This settlement does not increase customer rates. Management is currently reviewing the impact of this decision and, if necessary, will adjust their 2004 earnings guidance in the filing of the Securities and Exchange Commission Form 10-K.

         "While we are disappointed that the settlement agreement was modified, we welcome the limited relief that the DPUC has granted to address our pension expense issues. This amount will provide some operating flexibility for the Company," said UI President Anthony J. Vallillo. "However," he added, "the level of relief granted in the decision does not completely address our financial issues and we will continue to closely evaluate the decision's financial impact on our operations as the year progresses."

   UIL Holdings Corporation is the holding company for The
   United Illuminating Company and several non-utility businesses, including, Xcelecom, Inc., American Payment
   Systems, Inc., United Capital Investments, Inc. and
   United Bridgeport Energy, Inc. UI is a New Haven-based regional distribution utility that provides electricity and energy-related services to more than 320,000 customers in municipalities in the Greater New Haven and Greater Bridgeport areas. UIL Holdings World Wide Web address is http://www.uil.com/ and the company is traded on the New York Stock Exchange under the symbol UIL.

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